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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post-Effective Amendment No. 2 of the Registration Statement (Form S-8 No. 333-40750 to be filed on or about June 19, 2003) and related amendments pertaining to The Retirement Plan of Pioneer-Standard Electronics, Inc. and The Retirement Plan of Pioneer-Standard Electronics, Inc. II, as amended, of our report dated May 12, 2003, with respect to the consolidated financial statements and schedule of Pioneer-Standard Electronics, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended March 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
June 16, 2003